      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1996
                                                           REGISTRATION NO. 333-
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         BALLY ENTERTAINMENT CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                    36-2512405
    (STATE OF INCORPORATION)               (I.R.S. EMPLOYER IDENTIFICATION NO.)

       8700 WEST BRYN MAWR AVENUE, CHICAGO, ILLINOIS 60631, (312) 399-1300 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 LEE S. HILLMAN
                            EXECUTIVE VICE PRESIDENT,
                      CHIEF FINANCIAL OFFICER AND TREASURER
     8700 WEST BRYN MAWR AVENUE, CHICAGO, ILLINOIS 60631, (312) 399-1300
                   (NAME, ADDRESS, INCLUDING ZIP CODE, AND
          TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                                 With a copy to:
                                MARK D. GERSTEIN
                                LAWRENCE D. LEVIN
                              KATTEN MUCHIN & ZAVIS
   525 WEST MONROE STREET, SUITE 1600, CHICAGO, ILLINOIS 60661, (312) 902-5200

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                                PROPOSED MAXIMUM   PROPOSED MAXIMUM    AMOUNT OF
                                                                 AMOUNT TO BE    OFFERING PRICE   AGGREGATE OFFERING  REGISTRATION
       TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED       REGISTERED (1)      PER UNIT           PRICE (1)          FEE
- ------------------------------------------------------------------------------------------------------------------------------------
Debt Securities.............................................  |
Preferred Stock (par value $1.00 per share).................  |
Depositary Shares (2).......................................   }      (3)             (3)            $750,000,000       $258,621
Common Stock (par value $.66 2/3 per share) (4).............  |
Warrants to purchase Common Stock...........................  |
====================================================================================================================================

(1) The maximum aggregate offering price of Debt Securities, Preferred Stock (par value $1.00 per share), Depositary Shares, Common Stock (par value $.66 2/3 share) and Warrants to purchase Common Stock registered hereunder shall not exceed $750,000,000.

(2) There also are being registered hereunder an indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event that fractional interests in shares of the Preferred Stock registered hereunder are offered, Depositary Receipts may be distributed to those persons purchasing such fractional interests and the shares of Preferred Stock will be deposited with the Depositary under the Deposit Agreement.

(3) Not applicable pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933.

(4) In addition, the Registrant is registering Common Stock that may be issued from time to time upon conversion of convertible Debt Securities or convertible Preferred Stock. Because this additional Common Stock is issuable only upon the conversion of convertible Debt Securities or convertible Preferred Stock, no registration fee is required with respect to such Common Stock pursuant to the provisions of Rule 457(i).

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              SUBJECT TO COMPLETION
                    PRELIMINARY PROSPECTUS DATED MAY 22, 1996
PROSPECTUS
- ----------

                                  [BALLY LOGO]


                         BALLY ENTERTAINMENT CORPORATION
                                 DEBT SECURITIES
                   PREFERRED STOCK (PAR VALUE $1.00 PER SHARE)
                                DEPOSITARY SHARES
                   COMMON STOCK (PAR VALUE $.66 2/3 PER SHARE)
                        WARRANTS TO PURCHASE COMMON STOCK

      Bally Entertainment Corporation (the "Company") may from time to time offer (i) unsecured debt securities ("Debt Securities") consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series, (ii) shares of preferred stock, par value $1.00 per share ("Preferred Stock"), in one or more series, (iii) shares of Preferred Stock represented by depositary shares ("Depositary Shares"), (iv) shares of common stock, par value $.66 2/3 per share ("Common Stock"), or (v) warrants ("Warrants") to purchase Common Stock (the Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Warrants are collectively referred to as "Securities"), or any combination of the foregoing, at an aggregate initial offering price not to exceed $750,000,000, at prices and on terms to be determined at or prior to the time of the sale.

         Specific terms of the Securities in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"), together with the terms of the offering of such Securities and the initial price and the net proceeds to the Company from their sale. The Prospectus Supplement will set forth with regard to the Offered Securities, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior debt or subordinated debt, authorized denomination, maturity, rate or method of calculation of interest and dates for payment thereof, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is payable and additional covenants and conditions, if any; (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends, if any, shall be payable and from which dividends shall accrue, voting rights, if any, any redemption or sinking fund provisions, and any conversion or exchange rights;
(iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; (iv) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof; and (v) in the case of Warrants, the number and terms thereof, the number of shares of Common Stock issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof.

         The Company may sell the Securities directly, through agents designated from time or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company or any underwriters or dealers are involved in the sale of the Securities, the names of such agents, underwriters or dealers and any applicable commissions and discounts will be set forth in the Prospectus Supplement.

                           ---------------------------


         See "Risk Factors," commencing on page 4 of this Prospectus, for a discussion of certain matters that should be considered in evaluating the Securities.

                           ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------

THE SECURITIES OFFERED HEREBY ARE SUBJECT TO THE NEVADA GAMING CONTROL ACT AND THE REGULATIONS OF THE NEVADA GAMING COMMISSION. NEITHER THE NEVADA STATE GAMING CONTROL BOARD NOR THE NEVADA GAMING COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                           ---------------------------

NEITHER THE NEW JERSEY CASINO CONTROL COMMISSION NOR THE NEW JERSEY DIVISION OF GAMING ENFORCEMENT HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

          The date of this Prospectus is            , 1996.

                              AVAILABLE INFORMATION

         The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Securities and Exchange Commission (the "Commission"). For further information, reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. The Registration Statement, as well as such reports, proxy and information statements, and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange ("NYSE"). Reports, proxy and information statements may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

         (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Annual Report");

         (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (the "Quarterly Report"); and

         (3) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on July 24, 1975.


         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed incorporated by reference in this Prospectus and a part hereof from the respective date of filing each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide, without charge, to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above that have been incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to the Secretary and Corporate Counsel, Bally Entertainment Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, telephone (312) 399-1300.

                                   THE COMPANY

         The Company, through its subsidiaries, is engaged in the operation of casinos, some with supporting hotel operations. The Company's principal casino operations are: Bally's Park Place casino hotel resort in Atlantic City, New Jersey ("Bally's Park Place"); The Grand casino hotel resort in Atlantic City ("The Grand"); Bally's Las Vegas casino hotel resort in Las Vegas, Nevada ("Bally's Las Vegas"); Bally's Saloon*Gambling Hall*Hotel, a dockside casino and hotel in Robinsonville, Mississippi ("Bally's Mississippi"); and Bally's Casino*Lakeshore Resort, a riverboat casino facility in New Orleans, Louisiana ("Bally's New Orleans").

         Bally's Park Place and The Grand are wholly-owned by the Company. The Company's other principal casino operations are partially owned in conjunction with other investors. The Company indirectly owns approximately 85% of the outstanding common shares of Bally's Grand, Inc., the publicly traded company that owns and operates Bally's Las Vegas. In addition, the Company indirectly owns a 58% interest in the entity that owns Bally's Mississippi, and approximately 50% of Belle of Orleans, L.L.C., the entity that owns Bally's New Orleans. The Company manages both Bally's Mississippi and Bally's New Orleans under separate management and fee arrangements through its subsidiaries.

         The Company is organized under the laws of the State of Delaware. Its executive offices are located at 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, and its telephone number is (312) 399-1300.

                                  RISK FACTORS

         Prospective investors should consider, among other matters, the following factors in connection with a decision to purchase Securities.

HOLDING COMPANY STRUCTURE AND SUBSTANTIAL CONSOLIDATED LEVERAGE

         The Company is a holding company, with no material operations of its own, and has certain cash obligations that must be satisfied by utilizing cash on hand, obtaining cash from its subsidiaries, disposing of or leveraging certain assets or issuing additional securities. The Company's corporate cash operating costs for the foreseeable future are expected to be recovered substantially by cost allocations to, and management fees from, its subsidiaries. Cash requirements of the Company also include income tax payments, debt service requirements and preferred stock dividend payments. Accordingly, the Company is dependent on its subsidiaries to pay management fees, cost allocations, income taxes pursuant to tax sharing agreements and dividends or to advance funds in order to satisfy these obligations.

         The Company and its subsidiaries have a substantial amount of indebtedness on a consolidated basis. The Company's consolidated leverage may adversely impact the Company's ability to obtain financing on terms satisfactory to the Company for new gaming projects (including its planned Paris Casino-Resort in Las Vegas) and expansion of existing properties.

RESTRICTIONS ON DISTRIBUTIONS FROM SUBSIDIARIES

         Various financial covenants and regulatory restrictions limit the payment of dividends and other distributions of funds to the Company by its subsidiaries. The terms of the various instruments governing the indebtedness of the Company's subsidiaries also impose restrictions on their ability to incur debt, issue preferred stock, make acquisitions and certain restricted payments, create liens, sell assets or enter into transactions with affiliates. These restrictions may have an adverse impact on the ability of these subsidiaries to raise capital and, therefore, on the Company's liquidity. The future performance of the Company and its subsidiaries and their ability to satisfy or refinance their obligations are also affected by prevailing economic conditions and are subject to financial, business and other factors, including factors beyond the control of the Company. Accordingly, there can be no assurance that the Company will receive distributions and payments from its subsidiaries in amounts sufficient to satisfy its cash obligations.

         Bally's Casino Holdings, Inc. ("Casino Holdings"), a wholly owned subsidiary of the Company, serves as a holding company for Bally's Park Place, all of the Company's investment in Bally's Grand, Inc., the entity which owns Bally's Las Vegas, and the Company's interests in Bally's Mississippi and Bally's New Orleans. Dividends and other payments received by Casino Holdings from subsidiaries other than Bally's Park Place (i.e., Bally's Grand, Inc., Bally's New Orleans, Bally's Mississippi and future casino enterprises developed within the Casino Holdings structure) are not available to be paid to the Company unless (i) available pursuant to a net income test (generally limited to 50% of Casino Holdings' consolidated net income exclusive of income attributable to Bally's Park Place) and (ii) Casino Holdings has a consolidated fixed charge coverage ratio (as defined) of 2:1 or greater. Dividends received by Casino Holdings from Bally's Park Place may be paid to the Company if they were paid under a separate net income test (generally limited to 50% of Bally's Park Place's aggregate consolidated net income since April 1, 1994). Bally's Park Place must maintain a consolidated fixed charge coverage ratio (as defined) of at least 2.25:1 in order to pay such dividends. In 1994 and 1995, Bally's Park Place, pursuant to its net income test, paid approximately $12.3 million and $19.2 million, respectively, in dividends to Casino Holdings, which were then paid to the Company.

         Limitations on dividends and other distributions to the Company from its subsidiaries other than Bally's Park Place, and the financial requirements of those subsidiaries, substantially limit and may preclude the receipt of dividends and distributions by the Company for the near term. Other than from Bally's Park Place, no dividends are expected to be paid to the Company in 1996.

SUBORDINATION TO SUBSIDIARIES' CREDITORS

         Due to the Company's holding company structure, holders of Securities of the Company have a position effectively junior to any creditors of the Company's subsidiaries. Any rights of the Company and its creditors to participate in the distribution of the assets of any of the Company's subsidiaries upon any liquidation or reorganization of any of its subsidiaries will be subject to the prior claims of that subsidiary's creditors, including trade creditors (except to the extent the Company may itself be a creditor of such subsidiary). Accordingly, there can be no assurance that holders of securities will receive any proceeds in the event of a liquidation or reorganization of the Company or any of its subsidiaries.

COMPETITION

         The Company's casinos face considerable competition from both established casinos and newly emerging gaming operations. Since April 1990, there have been ten casino hotel facilities operating in Atlantic City in competition with Bally's Park Place and The Grand, which are also in competition with each other. Several Atlantic City casino hotels have recently expanded or are currently in the process of expanding their facilities. In addition, proposals for several new casino hotel resorts were recently announced for the marina district in Atlantic City, and, if and when such resorts are opened, capacity and competition will further increase.

         Bally's Las Vegas competes principally with other casino hotels located in Las Vegas. Currently, there are approximately thirty major casino hotels located on or near the Strip, approximately ten major casino hotels located in the Las Vegas downtown area and several major facilities located elsewhere in the Las Vegas area. As a result of new construction projects and certain expansions by casino hotels located on or near the Strip, Las Vegas casino space and hotel and motel room capacity increased significantly between 1991 and 1995. In addition, there have been various public announcements concerning the expansion of existing casino hotel resorts and the development of new casino hotel resorts in Las Vegas, certain of which have commenced construction. In addition, Bally's Grand, Inc. has announced its intention to develop the Paris Casino-Resort. Management believes that the additional casino and hotel room capacity resulting from the opening of new casino hotels may have a short-term negative impact on Bally's Las Vegas, but that over the long term Bally's Las Vegas benefits from the increase in the number of visitors to Las Vegas that these new properties attract. To enhance its competitiveness in the Las Vegas market, Bally's Las Vegas recently completed an extensive capital improvement program, including improvements to its frontage area along the Strip, a monorail system, renovation of all of its hotel rooms and a new race and sports book room, among others.

         The extent and effects of competition in new gaming markets are also unpredictable. Mississippi gaming law does not limit the number of gaming licenses that may be granted. As a result, management believes there was a saturation of gaming facilities in and around the Memphis, Tennessee market, which led to the closing of six casinos in that market since April 1994. As of April 30, 1996, nine gaming facilities were operating in this market, three of which are located immediately adjacent to Bally's Mississippi. These gaming facilities as well as any others which subsequently commence operations there present significant competition for Bally's Mississippi. In addition, a casino is expected to commence operations in mid-1996 somewhat closer to Memphis than Bally's Mississippi and, upon opening, may affect Bally's Mississippi's results of operations.

         Louisiana law currently limits to fifteen the number of riverboat gaming licenses that may be granted (all of which have been granted as of April 30, 1996), with a maximum of six riverboats in any one parish. Four riverboats are presently operating in the New Orleans area (including that of Bally's New Orleans). During 1995, Bally's New Orleans also competed with a land-based casino which was operating at a temporary location and was expected to become the largest land-based casino in the United States when it moved to its permanent location. However, in November 1995, the competitor filed for protection under the bankruptcy laws, ceased operations at the temporary location and suspended construction at the permanent site. It is presently not known if, or when, construction of the permanent land-based facility will resume.

         Legalization of gaming in additional jurisdictions would also provide opportunities for expansion by the Company's competitors, some of which have greater financial resources than the Company, which could adversely affect the Company's existing and planned operations. The Company believes that the adoption of legislation approving casino gaming in any jurisdiction near New Jersey or Nevada or the advent of full-scale gaming on nearby Native American lands could have a material adverse effect on its present operations. Similarly, the legalization of gaming in jurisdictions adjacent to Mississippi could have a material adverse effect upon the operations of Bally's Mississippi. The Company also competes with other forms of legalized gaming, including state-sponsored lotteries and off-track wagering. In markets in which the Company commences operations or seeks to commence operations, it often faces intense competition for licenses, desirable sites, qualified personnel and, ultimately, customers from other companies in the gaming industry.

         The effects of competition, as well as other factors, may affect the Company's decision to proceed with any projects or affect the scope of such projects.

NEW DEVELOPMENTS AND EMERGING GAMING MARKETS

         The initial and long-term success of gaming in a market which has never supported gaming operations previously or only recently permitted gaming cannot be accurately predicted or assured. Factors such as the number of prospective visitors, the number of licenses issued in a jurisdiction and the propensity of visitors to wager cannot always be predicted with any certainty and may materially affect the success of a casino.

         The development of new gaming projects in new or mature markets also entails risks associated with development and construction. Any new project entails significant construction risks which could delay development or result in a substantial increase in costs. The Company also needs to obtain approvals and permits in order to commence the construction of new gaming projects. Unexpected changes required by local, state or federal authorities could involve significant additional costs and delay the opening of a project. Further, there can be no assurance that the Company will receive necessary permits and approvals for any project or that such permits and approvals will be obtained within an anticipated time frame.

         The Company has also invested substantial sums in obtaining interests in properties in jurisdictions based upon the prospects of gaming being legalized in such jurisdictions. Whether and when gaming will be legalized in such jurisdictions is dependent upon a variety of matters, including economic and political considerations, and there can be no assurance which, if any, jurisdictions in which the Company has made investments will legalize gaming, or that, if gaming is legalized in any such jurisdiction, the Company or any venture in which it participates will be granted a license in that jurisdiction.

         Development of new gaming and expansion projects generally requires third party financing, and there can be no assurance that such financing will be available or, if available, will be on terms satisfactory to the Company or that such financing will be approved, if necessary, by the governing gaming authorities. The consolidated leverage of the Company may adversely affect its ability to obtain such financing or the terms of such financing.

         The success of the Company's expansion in new gaming jurisdictions is also dependent in part on its ability to attract and retain qualified management and operating personnel in those jurisdictions. Competition for such personnel is often intense and there can be no assurance that in the future the Company will be able to attract and retain such personnel.

GAMING REGULATION

         Gaming is regulated in every jurisdiction in which it is currently legalized, and regulations generally require receipt of a license prior to commencement of gaming operations. The regulatory frameworks may impose restrictions or costs including additional taxes that materially detract from the feasibility or profitability of gaming operations. Gaming regulations and their enforcement are within the discretion of the regulating jurisdictions, and the Company cannot predict what these regulations will be, how they will be enforced or what effect, if any, these regulations will have on the Company. Changes in these regulations could have a material adverse effect upon the Company. In addition, floating gaming ventures require compliance with certain maritime laws and United States Coast Guard (the "U.S. Coast Guard") regulations.

         Gaming activities in Atlantic City are subject to the New Jersey Casino Control Act (the "New Jersey Act"), regulations of the New Jersey Casino Control Commission (the "New Jersey Commission") and other applicable laws. No casino may operate unless the required permits or licenses and approvals are obtained from the New Jersey Commission. The New Jersey Commission is authorized under the New Jersey Act to adopt regulations covering a broad spectrum of gaming and gaming-related activities and to prescribe the methods and forms of applications for all classes of licensees.

         The ownership and operation of casino gaming facilities in Nevada are subject to: (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, the "Nevada Act") and (ii) various local ordinances and regulations. Bally's Las Vegas' gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission (the "Nevada Commission"), the Nevada State Gaming Control Board (the "Nevada Board"), and the Clark County Liquor and Gaming Licensing Board (the "Clark County Board"). The Nevada Commission, the Nevada Board and the Clark County Board are collectively referred to herein as the "Nevada Gaming Authorities." Mississippi and Louisiana have adopted regulatory requirements which are similar to Nevada's with respect to the discretion given regulators in granting licenses, financial qualification of licensees and qualification of officers, directors and key employees.

         For a more complete discussion of gaming regulations, see "Business and Properties -- Gaming Regulation" in the Annual Report.

REGULATORY RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SECURITIES

         As described below, the New Jersey Act and the Nevada Act impose certain restrictions on the ownership and transfer of securities issued by a corporation that holds a casino license or is deemed a holding company, intermediary company, subsidiary or entity qualifier (each, an "affiliate") of a casino licensee. If the New Jersey Commission or Nevada Commission finds that a holder or beneficial owner of the Securities must be found licensed or qualified or suitable to hold or own the Securities under the New Jersey Act or Nevada Act, and if such holder or such beneficial owner is not found qualified, licensed or suitable within any time period specified by the New Jersey Commission or Nevada Commission or the New Jersey Act or Nevada Act, the Company has the right, at its option, (i) to require such holder or beneficial owner to dispose of all or a portion of such holder's or beneficial owner's Securities within 120 days after receipt of notice by such holder or beneficial owner of its disqualification under the New Jersey Act or Nevada Act (the "Notice Date") (or such different period as may be prescribed by the New Jersey Commission or Nevada Commission), or (ii) to redeem Securities held by such holder, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken pursuant to Section 151(b) of the Delaware General Corporation Law or any other applicable provision of law, to the extent necessary to prevent the loss or secure the reinstatement of any government-issued license or franchise held by the Company or any subsidiary to conduct any portion of the business of the Company or any subsidiary, which license or franchise is conditioned upon some or all of the holders of the Company's securities possessing prescribed qualifications. Such unsuitable or disqualified holder is required to indemnify the Company for any and all direct or indirect costs, including attorneys' fees, incurred by the Company as a result of such holder's continuing ownership or failure to divest promptly.

         The Company and Bally's Grand, Inc. are each registered by the Nevada Commission as a publicly traded corporation (a "Registered Corporation"). Any beneficial holder of the Company's or Bally's Grand Inc.'s voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and be subject to a suitability determination as a beneficial holder of such voting securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada.

         The Nevada Act requires any person who acquires more than 5% of the voting securities of a Registered Corporation to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails a written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of the Registered Corporation's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only.

         The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada.

         For purposes of the New Jersey Act, a security holder is presumed to have the ability to control a publicly traded corporation, or to elect one or more members of its board of directors, and thus require qualification, if such holder owns or beneficially holds 5% or more of any class of the equity securities of such corporation, unless such presumption of control or ability to elect is rebutted by clear and convincing evidence. An "institutional investor," as that term is defined under the New Jersey Act, is entitled to a waiver of qualification if it holds less than 10% of any class of the equity securities of a publicly traded holding or intermediary company of a casino licensee and: (i) the holdings were purchased for investment purposes only, (ii) there is no cause to believe the institutional investor may be found unqualified and (iii) upon request by the New Jersey Commission, the institutional investor files a certified statement to the effect that it has no intention of influencing or affecting the affairs of the issuer, the casino licensee or its other affiliates. The New Jersey Commission may grant a waiver of qualification to an institutional investor holding 10% or more of such securities upon a showing of good cause and if the conditions specified above are met.

         The redemption price of Securities to be redeemed would be equal to the lesser of (i) the holder's original purchase price for the security or (ii) the lowest closing sale price of such security between the Notice Date and the date 120 days after Notice Date.

         Commencing on the date the Nevada Commission or the New Jersey Commission serves notice upon the Company of the determination of unsuitability or disqualification, it is unlawful under the Nevada Act and the New Jersey Act for the unsuitable or disqualified holder (i) to receive any interest or dividend payment upon the Securities; (ii) to exercise, directly or through any trustee or nominee, any right conferred by the Securities; or (iii) to receive any remuneration in any form from the Company for services rendered or otherwise.

         Mississippi and Louisiana have adopted regulatory requirements similar to those of New Jersey and Nevada governing the qualification of security holders. The Mississippi regulations also restrict the ability to pay interest to debt security holders who are not found suitable and require redemption of such debt securities from those holders who are denied licensing. The Mississippi Gaming Commission may conduct a suitability investigation of security holders at any time. The Louisiana regulations restrict the payment of dividends, interest or remuneration for services rendered or otherwise to security holders who are not found suitable and requires disposition of such securities from those holders who are found disqualified. The Louisiana Gaming Control Board may conduct a suitability investigation of security holders at any time. For a more complete discussion of regulatory restrictions on ownership and transfer of securities, see "Business and Properties -- Gaming Regulation" in the Annual Report.

LOUISIANA GAMING REFERENDA

         On April 19, 1996, the Louisiana legislature approved legislation mandating statewide local elections on a parish-by-parish basis to determine whether to prohibit or continue to permit three individual types of gaming. The referendum will be brought before the Louisiana voters in the November 1996 presidential election and will determine whether each of the following types of gaming will be prohibited or permitted in the following described Louisiana parishes: (i) the operation of video draw poker devices in each parish; (ii) the conduct of riverboat gaming in each parish that is contiguous to a statutorily designated river or gateway; or (iii) the conduct of land based casino gaming operations in Orleans Parish. If a majority of the voters in a parish elect to prohibit one or more of the above-described gaming activities in such parish, then no license or permit may be issued to conduct such gaming activity in such parish and no such gaming activity may be permitted in that parish. If, however, riverboat gaming was previously permitted in such parish, the legislation permits the current gaming operator to continue riverboat gaming in the parish until the expiration of its gaming license. Further, in parishes where riverboat gaming is currently authorized and voters elect to prohibit riverboat gaming, the legislation provides that the gaming license shall not be reissued or transferred to any parish other than a parish in which a riverboat upon which gaming is conducted is berthed. The current legislation, however, does not provide for any moratorium on future local elections on gaming. Further, the current legislation does not provide for any moratorium that must expire before future elections on gaming could be mandated or allowed.

         Bally's New Orleans' riverboat gaming license expires on March 23, 1999. If the local election in Orleans Parish were to prohibit riverboat gaming, absent alternative relief (through legislation or otherwise) Bally's New Orleans would cease operations upon the expiration of its license. At this time, the outcome of the local election is uncertain. If riverboat gaming were so prohibited, Bally's New Orleans would explore all alternatives available to it to otherwise utilize its vessel and other assets. In any event, the Company does not believe such a cessation of gaming would have a material adverse effect upon the Company as a whole.

                                 USE OF PROCEEDS

         The Company has no current specific plans for the proceeds of the Offering and will apply the proceeds to its general funds to be used to provide the Company with the flexibility to fund expansion of existing properties and development of new projects, to fund strategic investments and acquisitions or for such other purposes as may be set forth in the Prospectus Supplement.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The selected consolidated financial data for the Company presented below for and as of the end of each of the five years ended December 31, 1995 are derived from the audited consolidated financial statements of the Company. The selected consolidated financial data presented below for and as of the end of each of the three months ended March 31, 1996 and 1995 is unaudited; however, in the opinion of management, such data includes all adjustments (which were of a normal recurring nature) necessary for a fair presentation of the information set forth therein. The Company's operations are subject to seasonal factors and, therefore, the results of operations for the three months ended March 31, 1996 are not necessarily indicative of results for the full year. This data should be read in conjunction with the Company's consolidated financial statements and the related notes thereto and management's discussion and analysis of financial condition and results of operations, which are set forth in the Company's applicable Annual Report and Quarterly Report.

                                               THREE MONTHS ENDED
                                                   MARCH 31,                       YEARS ENDED DECEMBER 31,
                                           -----------------------  ---------------------------------------------------------------

                                              1996        1995         1995        1994         1993          1992          1991
                                           ----------   ----------  ----------  -----------  -----------   -----------   ----------

                                                           (IN MILLIONS, EXCEPT PER SHARE DATA AND PERCENTAGES)
STATEMENT OF OPERATIONS DATA (1):
Revenues.................................  $   286.7    $   228.3   $ 1,023.9   $    942.3   $    628.2    $    556.0    $   544.5
Operating income.........................  $    52.3    $    40.4   $   186.8   $    125.1   $    107.9    $     86.5    $    66.2
Income (loss) from continuing
  operations (2) (3) (4) (5).............  $     9.1    $     4.2   $    76.7   $     (1.9)  $     10.2    $       --    $   (33.4)
Income (loss) from discontinued
  operations.............................                               (11.0)       (46.1)       (20.0)           .6         (1.2)
Extraordinary items......................                      .3          .4        (20.4)        (8.5)         11.2         56.1
Cumulative effect on prior years of
  change in accounting for income taxes..                                                         (28.2)
                                           ----------   ----------  ----------  -----------  -----------   -----------   ----------
Net income (loss) (2) (3) (4) (5)........  $     9.1    $     4.5   $    66.1   $    (68.4)  $    (46.5)   $     11.8    $    21.5
                                           ==========   ==========  ==========  ===========  ===========   ===========   ==========

Per common and common equivalent
  share:
  Income (loss) from continuing
    operations...........................  $     .10   $      .07  $     1.34  $      (.10) $       .16   $      (.06)  $    (1.07)
  Income (loss) from discontinued
    operations...........................                                (.20)        (.98)        (.43)          .01         (.03)
  Extraordinary items....................                     .01         .01         (.44)        (.18)          .27         1.65
  Cumulative effect on prior years of
    change in accounting for income taxes                                                           (.61)
                                          ----------   ----------  ----------  -----------  -----------   -----------   ----------
  Net income (loss)......................  $     .10   $      .08  $     1.15  $     (1.52) $     (1.06)  $       .22   $      .55
                                          ==========   ==========  ==========  ===========  ===========   ===========   ==========

Average common and common
  equivalent shares outstanding..........       52.7         48.7        55.5         46.9         46.6          41.1         33.9

BALANCE SHEET DATA (AT END OF PERIOD) (1):
Cash and equivalents.....................  $   296.8    $   157.3   $   285.8   $    178.4   $    192.1    $     26.0    $    26.5
Total assets.............................    1,898.8      1,920.6     1,889.2      1,936.2      1,991.6       1,357.6      1,389.8
Total debt...............................    1,291.8      1,273.0     1,289.6      1,266.2      1,186.3         731.2        795.4
Minority interests.......................       34.9         25.2        36.1         37.4         42.4
Stockholders' equity.....................      260.8        297.6       250.6        293.6        364.1         410.2        364.7

OTHER FINANCIAL DATA (1):
EBITDA (6)...............................  $    75.5    $    57.7   $   267.4   $    217.5   $    159.1    $    135.1    $   114.1
EBITDA margin (6)........................       26.3%        25.3%       26.1%        23.1%        25.3%         24.3%        21.0%
Cash provided by (used in):
  Operating activities...................  $    33.4    $    23.9   $   120.1   $     62.8   $     49.7    $     14.7    $    37.9
  Investing activities...................      (18.0)       (48.3)     (196.7)      (102.8)       (56.0)        (24.0)       (14.0)
  Financing activities...................       (4.4)         3.1       176.0         25.1        156.7         (58.3)      (164.4)

- ------------------
(1) Bally's Las Vegas has been consolidated since December 1, 1993 as a result of the Company's controlling interest in Bally's Grand, Inc. at that date. Prior to December 1, 1993, the Company's investment in Bally's Grand, Inc. was principally recorded on the equity method of accounting. As of March 31, 1996, the Company (through a subsidiary of which it is the sole common stockholder) owned approximately 85% of the outstanding common stock of Bally's Grand, Inc. In addition, Bally's New Orleans commenced operation of its riverboat casino in July 1995 and Bally's Mississippi reopened its dockside casino in December 1995. Between December 1993 and February 1995, Bally's Mississippi operated the dockside casino at a different site.

(2) Income (loss) from continuing operations and net income (loss) for the three months ended March 31, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993 include charges (net of taxes and minority interests) incurred in the pursuit and development of new gaming projects and for amortization of pre-opening costs of $1.1 million ($.02 per share), $.3 million ($.01 per share), $5.4 million ($.11 per share), $10.7 million ($.23 per share) and $2.7 million ($.06 per share), respectively.

(3) Income (loss) from continuing operations and net income (loss) for the year ended December 31, 1995 includes a credit of $41.0 million ($.76 per share) for certain adjustments to prior years' income taxes.

(4) Income (loss) from continuing operations and net income (loss) for the years ended December 31, 1995 and 1994 include gains (net of taxes and minority interests) from sales of marketable securities of $1.5 million ($.03 per share) and $4.8 million ($.10 per share), respectively.

(5) Income (loss) from continuing operations and net income (loss) for the year ended December 31, 1994 includes a charge (net of taxes) of $8.5 million ($.18 per share) to write-off certain assets which were abandoned upon the relocation of Bally's Mississippi's operations closer to Memphis, Tennessee.

(6) EBITDA represents operating income before depreciation, amortization and abandonment loss. The Company has presented EBITDA supplementally because the Company believes it allows for a more complete analysis of its results of operations. The EBITDA margin represents EBITDA divided by revenues and is intended to indicate the operating efficiency of the Company. This data should not be considered as an alternative to any measure of performance or liquidity as promulgated under generally accepted accounting principles (such as net income or cash provided by or used in operating, investing and financing activities) nor should it be considered as an indicator of the Company's overall financial performance.

               RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

         The following table sets forth the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the Company and its consolidated subsidiaries for the periods indicated.

                                     THREE MONTHS ENDED
                                         MARCH 31,                       YEARS ENDED DECEMBER 31,
                                    --------------------   -----------------------------------------------------
                                      1996       1995        1995       1994       1993       1992       1991
                                    ---------  ---------   --------   --------   --------   --------   ---------
Ratio of earnings to fixed
  charges(1)........................   1.5X      1.2x        1.4x       1.0x       1.2x        (2)         (2)

Ratio of earnings to combined
  fixed charges and preferred stock
  dividends(3)......................   1.3x      1.2x        1.3x       1.0x       1.1x        (4)         (4)


- ------------------
(1)  The ratio of earnings to fixed charges is calculated by dividing (i) income (loss) from continuing operations before income taxes and minority interests plus fixed charges (adjusted for capitalized interest) by (ii) fixed charges. Fixed charges consist of interest incurred (expensed or capitalized) and the portion of rent expense which is deemed representative of interest.

(2)  Earnings were insufficient to cover fixed charges for the years ended December 31, 1992 and 1991 by $6.5 million and $50.2 million, respectively.

(3)  The ratio of earnings to combined fixed charges and preferred stock dividends is calculated by dividing (i) income (loss)
     from continuing operations before income taxes and minority interests plus fixed charges (adjusted for capitalized interest and preferred stock dividend requirements of the Company's consolidated subsidiaries) by (ii) fixed charges plus preferred stock dividend requirements of the Company and its consolidated subsidiaries.

(4)  Earnings were insufficient to cover combined fixed charges and preferred stock dividends for the years ended December 31,
     1992 and 1991 by $9.3 million and $53.0 million, respectively.

                         DESCRIPTION OF DEBT SECURITIES

         The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate ("Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent to which such general provisions may apply will be described in the Prospectus Supplement relating to such Offered Debt Securities.

         The Debt Securities will be general unsecured obligations of the Company and each series of Offered Debt Securities will constitute either senior debt securities or subordinated debt securities. In the case of senior debt securities ("Senior Debt Securities"), the Debt Securities will be issued under an Indenture (the "Senior Indenture") to be executed by the Company and First Bank National Association, as trustee under the Senior Indenture. In the case of subordinated debt securities ("Subordinated Debt Securities"), the Debt Securities will be issued under an Indenture (the "Subordinated Indenture") to be executed by the Company and First Bank National Association, as trustee under the Subordinated Indenture. The Senior Indenture and the Subordinated Indenture are sometimes hereinafter referred to herein individually as an "Indenture" and collectively as the "Indentures." The trustee under each Indenture (and any successor thereto under each Indenture) is referred to herein as the "Trustee." The statements under this caption relating to the Debt Securities and the Indentures are summaries only and do not purport to be complete. Such summaries make use of terms defined in the Indentures. Wherever such terms are used herein or particular provisions of the Indentures are referred to, such terms or provisions, as the case may be, are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. Certain defined terms in the Indenture are capitalized herein.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

         General. The Indentures do not limit the aggregate principal amount of Debt Securities which can be issued thereunder and provide that Debt Securities may be issued from time to time thereunder in one or more series, each in an aggregate principal amount authorized by the Company prior to issuance. The Indentures do not limit the amount of other unsecured indebtedness or securities which may be issued by the Company.

         Unless otherwise indicated in a Prospectus Supplement, the Debt Securities will not benefit from any covenant or other provision that would afford Holders of such Debt Securities special protection in the event of a highly leveraged transaction or change of control involving the Company.

         Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (i) the title and aggregate principal amount;
(ii) the maturity date or dates; (iii) the interest rate or rates (which may be fixed or variable) per annum, if any, or the method of determining such rate or rates; (iv) the date or dates from which such interest, if any, will accrue and the date or dates at which such interest, if any, will be payable; (v) the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or analogous provision; (vi) the terms for conversion or exchange, if any; (vii) the classification as Senior Debt Securities or Subordinated Debt Securities; (viii) whether such Offered Debt Securities will be issued in fully registered form or in bearer form or any combination thereof; (ix) whether such Offered Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in temporary global form or permanent global form; (x) if other than U.S. dollars, the currency, currencies or currency unit or units in which such Offered Debt Securities will be denominated and in which in the principal of, and premium and interest, if any, thereon will be payable; (xi) whether, and the terms and conditions on which, the Company or a Holder may elect that, or the other circumstances under which, payment of principal of, or premium or interest, if any, is to be made in a currency or currencies or currency unit or units other than that in which such Offered Debt Securities are denominated; (xii) a summary of the tax consequences to Holders under United States laws of owning the Offered Debt Securities, including the possible imposition of withholding taxes; and (xiii) any other specific terms of the Offered Debt Securities. Reference is also made to the Prospectus Supplement for information with respect to any additional covenants that may be included in the terms of the Offered Debt Securities.

         No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Offered Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount or bear no interest or interest at a rate which at the time of issuance is below market rates or both. Any material United States federal income tax consequences and other special considerations applicable to Offered Debt Securities will be described in the Prospectus Supplement.

         If any of the Offered Debt Securities are sold for any foreign currency or currency unit or if the principal of, or premium or interest, if any, on any of the Offered Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Offered Debt Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement.

         Events of Default. Unless otherwise provided in the Prospectus Supplement with respect to any series of Offered Debt Securities, the following are Events of Default under each Indenture with respect to each series of Debt Securities issued under such Indenture: (a) failure to pay any interest on any Debt Security of such series when due, continued for 30 days; (b) failure to pay principal of (or premium, if any, on) any Debt Security of such series when due;
(c) failure to deposit any mandatory sinking fund payment, when due, in respect of the Debt Securities of such series, continued for 60 days; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture for the benefit of a series of Debt Securities other than such series), continued for 90 days after written notice as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization; and (f) any other Event of Default as may be specified in the Prospectus Supplement with respect to the Offered Debt Securities. If an Event of Default with respect to any outstanding series of Debt Securities occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of such series (in the case of an Event of Default described in clause (a), (b), (c) or (f) above) or at least 25% in principal amount of all outstanding Debt Securities under the applicable Indenture (in the case of other Events of Default) may declare the principal amount of all the Debt Securities of the applicable series (or of all outstanding Debt Securities under the applicable Indenture, as the case may be) to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment has been obtained, the Holders of a majority in principal amount of the outstanding Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture, as the case may be) may, under certain circumstances, rescind and annul such acceleration. Depending on the terms of other indebtedness of the Company outstanding from time to time, an Event of Default under an Indenture may give rise to cross defaults on such other indebtedness of the Company.

         Each Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Debt Securities, give to the Holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the Debt Securities of such series; and provided, further, that such notice shall not be given until at least 60 days after the occurrence of a default in the performance, or breach, of any covenant or warranty of the Company under such Indenture other than for the payment for the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series. For the purpose of this provision, "default" with respect to Debt Securities of any series means any event which is, or after notice or lapse of time or both, would become, an Event of Default with respect to the Debt Securities of such series.

         The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture). Each Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the applicable Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under either Indenture at the request of any of the Holders of the Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

         The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) may on behalf of the Holders of all Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture) waive any past default under the applicable Indenture, except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each outstanding Debt Security affected. The Holders of a majority in principal amount of the outstanding Debt Securities affected thereby may on behalf of the Holders of all such Debt Securities waive compliance by the Company with certain restrictive provisions of the Indentures.

         The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under each Indenture and as to any default in such performance.

REDEMPTION OR FORCED SALE FOR REGULATORY REASONS

         If the New Jersey Commission, Nevada Commission or any other gaming authority in another jurisdiction, finds that a holder or beneficial owner of Debt Securities must be found licensed or qualified or suitable to hold or own such Debt Securities under the New Jersey Act, Nevada Act or any other gaming regulation in such other jurisdiction, and if such holder or such beneficial owner is not found qualified, licensed or suitable within any time period specified by the New Jersey Commission, Nevada Commission or such other gaming authority or the New Jersey Act, Nevada Act or such other gaming regulation, the Company will have the right, at its option, (i) to require such holder or beneficial owner to dispose of all or a portion of such holder's or beneficial owner's Debt Securities within 120 days after receipt of notice by such holder or beneficial owner of its disqualification under the New Jersey Act, Nevada Act or any other applicable gaming regulation (the "Notice Date") (or such different period as may be prescribed by the New Jersey Commission, Nevada Commission or such other gaming authority), or (ii) to call for redemption of such Debt Securities held by either such holder or beneficial owner, on not less than 30 nor more than 60 days' notice (or such different period as may be prescribed by the New Jersey Commission, Nevada Commission or any such other gaming authority).

         On any such redemption of such Debt Securities, the redemption price shall be the lesser of (i) the market value thereof on the date of such notice of redemption (as determined in good faith by the

Board of Directors of the Company) and (ii) the price at which such holder or beneficial owner acquired such Debt Securities, together with (if permitted by the New Jersey Act or any other gaming regulation in another jurisdiction or by the orders of the New Jersey Commission or any such other gaming authority in such other jurisdiction) accrued interest, if any, to the date of redemption, unless a different redemption price or other payment, remuneration or related terms or restrictions is required by the New Jersey Commission or any such other gaming authority, in which event such price, terms and restrictions shall be the redemption price and terms of redemption. If redemption is required by the Nevada Commission pursuant to the Nevada Act, accrued interest will only be to the date of the finding of unsuitability.

         Commencing on the date the Nevada Commission or the New Jersey Commission serves notice upon the Company of the determination of unsuitability or disqualification, it is unlawful under the Nevada Act and the New Jersey Act for the unsuitable or disqualified holder (i) to receive interest upon such Debt Securities; (ii) to exercise, directly or through any trustee or nominee, any right conferred by such Debt Securities; or (iii) to receive any remuneration in any form from the Company for services rendered or otherwise.

         Modification. Modifications and amendments of each Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities under the Indenture affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of interest on, any Debt Security, (b) reduce the principal amount of, or the premium (if any) or interest on, any Debt Security,
(c) change the place or currency, currencies, or currency unit or units or payments of principal of, or premium (if any) or interest on, any Debt Security,
(d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, or (e) reduce the percentage in principal amount of outstanding Debt Securities the consent of whose Holders is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults; provided, however, that the Holders of 75% in principal amount of the outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of such series, consent to the postponement of any interest payment for a period not exceeding three years from its due date.

         Each Indenture provides that the Company and the Trustee may, without the consent of any Holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of Debt Securities or curing ambiguities or inconsistencies in the applicable Indenture, provided such action to cure ambiguities or inconsistencies shall not adversely affect the interests of the Holders of the Debt Securities in any material respect.

         Consolidation, Merger and Sale of Assets. The Company, without the consent of any Holders of outstanding Debt Securities, may consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any Person, provided that the Person formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is a corporation, partnership, limited liability company or trust organized under the laws of any United States jurisdiction and assumes by supplemental indenture the Company's obligations in respect of the Securities and under the Indentures, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. Upon compliance with these provisions by a successor Person, the Company will (except in the case of a lease) be relieved of its obligations under the Indentures and the Debt Securities.

         Discharge and Defeasance. The Company may terminate its obligations under each Indenture, other than its obligation to pay the principal of (and premium, if any) and interest on the Debt Securities of any series and certain other obligations, if it (i) irrevocably deposits or causes to be irrevocably deposited with the Trustee as trust funds money or U.S. Government Obligations maturing as to principal and interest sufficient to pay the principal of (and premium, if any, on), any interest on, and any mandatory sinking funds in respect of, all outstanding Debt Securities of such series on the stated maturity of such payments or on any redemption date and (ii) complies with any additional conditions specified to be applicable with respect to the covenant defeasance of Debt Securities of such series.

         The terms of any series of Debt Securities may also provide for legal defeasance pursuant to each Indenture. In such case, if the Company (i) irrevocably deposits or causes to be irrevocably deposited money or U.S. Government Obligations as described above, (ii) makes a request to the Trustee to be discharged from its obligations on the Debt Securities of such series and
(iii) complies with any additional conditions specified to be applicable with respect to legal defeasance of Debt Securities of such series, then the Company shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Debt Securities of such series, and the obligations of the Company under the applicable Indenture and the Debt Securities of such series to pay the principal of (and premium, if any) and interest on the Debt Securities of such series shall cease, terminate and be completely discharged, and the Holders thereof shall thereafter be entitled only to payment out of the money or U.S. Government Obligations so deposited with the Trustee, unless the Company's obligations are revived and reinstated because the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment.

         Form, Exchange, Registration and Transfer. Each Debt Security will be represented by either a global security (a "Global Debt Security") registered in the name of The Depository Trust Company, as Depository (the "Depository") or a nominee of the Depository (each such Debt Security represented by a Global Debt Security being herein referred to as a "Book-Entry Debt Security") or a certificate issued in definitive registered form (a "Certificated Debt Security"), as set forth in the applicable Prospectus Supplement. Except as set forth below, Book-Entry Debt Securities will not be issuable in certificated form.

         Certificated Debt Securities may be transferred or exchanged at the Trustee's office or paying agencies in accordance with the terms of the Indenture. No service charge will be made for any transfer or exchange or Certificated Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Certificated Debt Securities will not be exchangeable for Book-Entry Debt Securities, except under the circumstances described below.

         The transfer of Certificated Debt Securities and the right to the principal of, premium, if any, and interest on such Certificated Debt Securities may be effected only by surrender of the old certificate representing such Certificated Debt Securities and either reissuance by the Company or the Trustee of the old certificate to the new Holder or the issuance by the Company or the Trustee of a new certificate to the new Holder.

         Each Global Debt Security representing Book-Entry Debt Securities will be deposited with, or on behalf of, the Depository, and registered in the name of the Depository or a nominee of the Depository. Except as set forth below, Book-Entry Debt Securities will not be exchangeable for the Certificated Debt Securities and will not otherwise be issuable as Certificated Debt Securities.

         The procedures that the Depository has indicated it intends to follow with respect to Book-Entry Debt Securities are set forth below.

         Ownership of beneficial interests in Book-Entry Debt Securities will be limited to persons that have accounts with the Depository for the related Global Debt Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Global Debt Security, the Depository will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Book-Entry Debt Securities represented by such Global Debt Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Book-Entry Debt Securities. Ownership of Book-Entry Debt Securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository for the related Global Debt Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interest in Book-Entry Debt Securities.

         So long as the Depository for a Global Debt Security, or its nominee, is the registered owner of such Global Debt Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Debt Securities represented by such Global Debt Security for all purposes under the indenture. Except as set forth below, owners of Book-Entry Debt Securities will not be entitled to have such securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing such securities and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning Book-Entry Debt Securities must rely on the procedures of the Depository for the related Global Debt Security and, if such person is not the Depository for the related Global Debt Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

         The Company understands, however, that under existing industry practice, the Depository will authorize the direct participants on whose behalf it holds a Global Debt Security to exercise certain rights of holders of Debt Securities, and the Indenture provides that the Company, the Trustee and their respective agents will treat as the holder of a Debt Security the persons specified in a written statement of the Depository with respect to such Global Debt Security for purposes of obtaining any consents or directions required to be given by holders of the Debt Securities pursuant to the Indenture.

         Payments of principal, premium, if any, and interest on Book-Entry Debt Securities will be made to the Depository or its nominee, as the case may be, as the registered holder of the related Global Debt Security. None of the Company, the Trustee or any other agent of the Company or any agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in such Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Company expects that the Depository, upon receipt of any payment of principal, premium, if any, or interests on a Global Debt Security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of Book-Entry Debt Securities held by each such participant as shown on the records of such Depository. The Company also expects that payments by participants to owners of beneficial interests in Book-Entry Debt Securities held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

         If the Depository is at any time unwilling or unable to continue as Depository or ceases to be a clearing agency registered under the Exchange Act, and a successor Depository registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue Certificated Debt Securities in exchange for such Global Debt Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Book-Entry Debt Securities represented by one or more Global Debt Securities and, in such event, will issue Certificated Debt Securities in exchange for such Global Debt Security or Securities. Any Certificated Debt Securities issued in exchange for a Global Debt Security will be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depository from participants with respect to ownership of Book-Entry Debt Securities relating to such Global Debt Security.

         THE FOREGOING INFORMATION IN THIS SECTION CONCERNING THE DEPOSITORY AND THE DEPOSITORY'S BOOK-ENTRY SYSTEM HAS BEEN OBTAINED FROM THE DEPOSITORY, AND THE COMPANY BELIEVES SUCH INFORMATION TO BE RELIABLE, BUT THE COMPANY TAKES NO RESPONSIBILITY FOR ITS ACCURACY.

         Meetings. The Indentures contain provisions for convening meetings of the Holders of Debt Securities of a series. A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as described under "Notices" below. Except for any consent that must be given by the Holder of each or not less than 75% of the Outstanding Debt Securities affected thereby, as described under "Modification" above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "Modification" above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage which is less than a majority in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Subject to the proviso set forth above, any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series.

         The Trustee. Each Indenture contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, except that, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

         Senior Debt Securities will be issued under the Senior Indenture and will rank pari passu with all other unsecured and unsubordinated debt of the Company.

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

         General. Subordinated Debt Securities will be issued under the Subordinated Indenture and will rank pari passu with certain other subordinated debt of the Company that may be outstanding from time to time and junior to all Senior Indebtedness of the Company (including any Senior Debt Securities) that may be outstanding from time to time.

         Subordination. The payment of the principal of (and premium, if any) and interest on the Subordinated Debt Securities is expressly subordinated, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness of the Company.

         In the event of any dissolution or winding up, or total or partial liquidation or reorganization of the Company, whether in bankruptcy, reorganization, insolvency, receivership or similar proceeding, the holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the Holders of the Subordinated Debt Securities are entitled to receive any payment on account of principal (or premium, if any) or interest on the Subordinated Debt Securities.

         Unless otherwise indicated in the applicable Prospectus Supplement, no payment in respect of the Subordinated Debt Securities shall be made if, at the time of such payment, there exists a default in payment of all or any portion of any Senior Indebtedness, and such default shall not have been cured or waived in writing or the benefits of such subordination in the Subordinated Indenture shall not have been waived in writing by or on behalf of the holders of such Senior Indebtedness. In addition, during the continuation of any event of default (other than a default referred to in the immediately preceding sentence) with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof and upon written notice thereof given to the Trustee, with a copy to the Company (the delivery of which shall not affect the validity of the notice to the Trustee), by any holder of Senior Indebtedness or its representative, then, unless and until such an event of default shall have been cured or waived or shall have ceased to exist, no payment shall be made by the Company with respect to the principal of or interest on the Subordinated Debt Securities or to acquire any of the Subordinated Debt Securities or on account of the redemption provisions for the Subordinated Debt Securities; provided, however, that if the holders of the Senior Indebtedness to which the default relates have not declared such Senior Indebtedness to be immediately due and payable within 180 days after the occurrence of such default (or have declared such Senior Indebtedness to be immediately due and payable and within such period have rescinded such declaration of acceleration), then the Company shall resume making any and all required payments in respect of the Subordinated Debt Securities (including any missed payments). Only one such payment blockage period may be commenced within any consecutive 365-day period with respect to the Subordinated Debt Securities. No event of default which existed or was continuing on the date of the commencement of any 180-day payment blockage period with respect to the Senior Indebtedness initiating such payment blockage period shall be, or be made, the basis for the commencement of a second payment blockage period by a holder or representative of such Senior Indebtedness, whether or not within a period of 365 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

         The term "Senior Indebtedness" is defined in the Subordinated Indenture as Indebtedness, either outstanding as of the date of the Subordinated Indenture or issued subsequent to the date of the Subordinated Indenture, which is not subordinated by its terms in right of payment to any other unsecured Indebtedness of the Company or ranks pari passu with Subordinated Debt Securities of any series, provided that the term "Senior Indebtedness" shall not include (i) Indebtedness of the Company to any Subsidiary for money borrowed or advanced from such Subsidiary or (ii) amounts owed (except to banks and other financial institutions) for goods, materials or services purchased in the ordinary course of business.

         The term "Indebtedness," as applied to any Person, is defined in the Subordinated Indenture as all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by such Person for the repayment of money borrowed, and obligations, computed in accordance with generally accepted accounting principles, as lessee under leases that should be, in accordance with generally accepted accounting principles, treated as capital leases. All Indebtedness secured by a lien upon property owned by the Company or any Subsidiary and upon which Indebtedness such Person customarily pays interest, although such Person has not assumed or become liable for the payment of such Indebtedness, shall be deemed to be Indebtedness of such Person. All Indebtedness of others guaranteed as to payment of principal by such Person or in effect guaranteed by such Person through a contingent agreement to purchase such Indebtedness shall also be deemed to be Indebtedness of such Person. Indebtedness (i) shall not include accounts payable to trade creditors or other indebtedness for goods or services created or assumed in the ordinary course of business and (ii) shall include only the principal component of any obligation described in this definition.

         If Subordinated Debt Securities are issued under the Subordinated Indenture, the aggregate principal amount of Senior Indebtedness outstanding as of a recent date will be set forth in the applicable Prospectus Supplement. The Subordinated Indenture does not restrict the amount of Senior Indebtedness that the Company may incur.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         The following description of the capital stock of the Company is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate"), which has been filed with and is available from the offices of the Commission as referred to under "Available Information."

         The Restated Certificate authorizes the issuance of 110,000,000 shares of capital stock of which 30,000,000 shares shall be designated preferred stock, par value $1.00 per share ("Preferred Stock"), and 80,000,000 shares shall be designated common stock, par value $.66 2/3 per share ("Common Stock"). As of April 30, 1996, there were 16,821,988 shares of Preferred Stock authorized and issued or reserved for issuance as follows: 15,525,000 shares of 8% PRIDES(sm) Convertible Preferred Stock ("PRIDES"), 496,988 shares of Series D Convertible Exchangeable Preferred Stock ("Series D Preferred Stock") and 800,000 shares of Series B Junior Participating Preferred Stock ("Series B Preferred Stock"). As of April 30, 1996, 15,525,000 shares of PRIDES, 496,988 shares of Series D Preferred Stock, no shares of Series B Preferred Stock and 49,146,598 shares of Common Stock were issued and outstanding. Additionally, as described in the Annual Report, certain shares of Common Stock were reserved for issuance upon the exercise of stock options and conversion of the PRIDES, the Series D Preferred Stock, the Company's 6% Convertible Subordinated Debentures due 1998, the Company's 8% Convertible Senior Subordinated Debentures due 2000 and the Company's 10% Convertible Subordinated Debentures due 2006 into Common Stock. All outstanding shares of Common Stock and Preferred Stock are fully paid and nonassessable, and Common Stock and Preferred Stock offered hereby will, upon full payment of the purchase price therefor, likewise be fully paid and nonassessable.

PREFERRED STOCK

         Under the Restated Certificate, the Board of Directors of the Company may provide for the issuance of Preferred Stock in one or more series, and the rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of the Preferred Stock of each series will be fixed or designated by the Board of Directors pursuant to a certificate of designation without any further vote or action by the Company's stockholders.

         The description of Preferred Stock set forth below and the description of the terms of a particular series of Preferred Stock that will be set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the Restated Certificate and the certificate of designation relating to such series. The specific terms of a particular series of Preferred Stock offered hereby will be described in a Prospectus Supplement relating to such series and will include the following:

                    (i) the maximum number of shares to constitute the series and the distinctive designation thereof;

                   (ii) the annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

                  (iii) whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

                   (iv) the liquidation preference, if any, applicable to shares of the series;

                    (v) whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

                    (vi) the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company or another corporation or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

                    (vii) the voting rights, if any, of the shares of the series; and

                    (viii) any other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

         Shares of Preferred Stock are subject to redemption or forced sale for regulatory reasons upon the same terms and grounds as Common Stock, as described below in "Common Stock -- Redemption or Forced Sale for Regulatory Reasons."

DEPOSITARY SHARES

         General. The Company may, at its option, elect to issue fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Company may elect to have a Depositary (as defined below) issue receipts for Depositary Shares, each receipt representing a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

         The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement ("Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 ("Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the share of Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

         The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of an offering of the Preferred Stock. Copies of the forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

         Pending the preparation of definitive Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

         Upon surrender of Depositary Receipts at the office of the Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Receipts is entitled to have the Depositary deliver to such holder the whole shares of Preferred Stock relating to the surrendered Depositary Receipts. Holders of Depositary Shares will be entitled to receive whole shares of the related series of Preferred Stock on the basis set forth in the related Prospectus Supplement for such series of Preferred Stock, but holders of such whole shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

         Dividends and Other Distributions. The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders.

         In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

         Redemption of Depositary Shares. If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

         Voting the Preferred Stock. Upon receipt of (i) notice of any meeting at which the holders of the Preferred Stock are entitled to vote or (ii) a solicitation of written consents, the Depositary will mail the information contained in such notice of meeting or solicitation of written consents to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights or the execution of a written consent pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote or execute the written consent with respect to the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed reasonably necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares or executing written consents with respect to the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

         Redemption or Forced Sale for Regulatory Reasons. Depositary Shares are subject to redemption or forced sale for regulatory reasons upon the same terms and grounds as the Common Stock, as described below in "Common Stock -- Redemption or Forced Sale for Regulatory Reasons."

         Amendment and Termination of the Deposit Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.

         Charges of Depositary. The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

         Miscellaneous. The Depositary will forward to the record holders of the Depositary Shares relating to such Preferred Stock all reports, notices and communications from the Company which are delivered to the Depositary.

         Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

         Resignation and Removal of Depositary. The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF AUTHORIZED SERIES OF PREFERRED STOCK

         The following summary descriptions of the designated series of existing Preferred Stock of the Company do not purport to be complete and are qualified in their entirety by reference to the Restated Certificate, including the respective certificates of designation, preferences and rights relating to such series (the "Certificates of Designation").

         8% PRIDES(SM) CONVERTIBLE PREFERRED STOCK

         Dividends. Holders of shares of PRIDES are entitled to receive annual cumulative dividends at a rate per annum of 8% of the stated liquidation preference (equivalent to a rate of $.89 per annum for each share of PRIDES), from the date of initial issuance, payable quarterly in arrears.

         Mandatory Conversion. On October 3, 1999 (the "Mandatory Conversion Date"), unless previously redeemed or converted, each outstanding share of PRIDES will mandatorily convert into (i) 1.12 shares of Common Stock, subject to adjustment in certain events, and (ii) the right to receive cash in an amount equal to all accrued and unpaid dividends thereon (other than previously declared dividends payable to a holder of record as of a prior date).

         Optional Redemption. Shares of PRIDES are not redeemable prior to October 3, 1998. At any time and from time to time on or after October 3, 1998, and ending immediately prior to the Mandatory Conversion Date, the Company may redeem any or all of the outstanding shares of PRIDES. Upon any such redemption, each holder will receive, in exchange for each share of PRIDES, the number of shares of Common Stock equal to (A) the sum of (i) $11.348, declining after October 3, 1998 to $11.125 until the Mandatory Conversion Date and (ii) all accrued and unpaid dividends thereon (other than previously declared dividends payable to a holder of record as of a prior date) (the "Call Price") divided by
(B) the "Current Market Price" (as calculated in a manner set forth in the Certificate of Designation for the PRIDES) on the applicable date of determination, but in no event less than .92 of a share of Common Stock, subject to adjustment in certain events. The number of shares of Common Stock to be delivered in payment of the applicable Call Price is determined on the basis of the Current Market Price of the Common Stock prior to the announcement of the redemption.

         Conversion at the Option of the Holder. At any time prior to the Mandatory Conversion Date, unless previously redeemed, each share of PRIDES is convertible at the option of the holder thereof into .92 of a share of Common Stock, subject to adjustment in certain events (the "Optional Conversion Rate"), equivalent to a conversion price of $12.092 per share of Common Stock (the "Conversion Price"), subject to adjustment as described in the Certificate of Designation for the PRIDES. The right of holders to convert shares of PRIDES called for redemption terminates immediately prior to the close of business on the redemption date.

         Voting Rights. The holders of shares of PRIDES have the right with the holders of Common Stock to vote in the election of Directors and upon each other matter coming before any meeting of the holders of Common Stock on the basis of 4/5 of a vote for each share of PRIDES. On such matters, the holders of shares of PRIDES and the holders of Common Stock will vote together as one class except as otherwise provided by law or the Restated Certificate. In addition, (i) whenever dividends on the shares of PRIDES or any other series of the Preferred Stock with like voting rights are in arrears and unpaid for six quarterly dividend periods, and in certain other circumstances, the holders of the shares of PRIDES (voting separately as a class with holders of all other series of outstanding Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote, on the basis of one vote for each share of PRIDES, for the election of two Directors of the Company, such Directors to be in addition to the number of Directors constituting the Board of Directors immediately prior to the accrual of such right and (ii) the holders of the shares of PRIDES will have voting rights with respect to certain alterations of the Restated Certificate and certain other matters, voting on the same basis or separately as a series.

         Liquidation Preference and Ranking. The shares of PRIDES rank senior to the Common Stock, but junior to the Series D Preferred Stock, as to payment of dividends and distribution of assets upon liquidation. The liquidation preference of each share of PRIDES is an amount equal to the sum of (i) $11.125 and (ii) all accrued and unpaid dividends thereon.

         SERIES D CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

         Dividends. Holders of the Series D Preferred Stock are entitled to receive quarterly cumulative dividends at an annual rate of $4.00 per share. Unless cumulative dividends on the Series D Preferred Stock have been paid or declared in full, no dividends may be paid or declared on any capital stock of the Company ranking junior to the Series D Preferred Stock, including the shares of PRIDES.

         Conversion Rights. Holders of the Series D Preferred Stock have the right to convert such shares into shares of Common Stock at a conversion rate of $22.52 per share, equivalent to a conversion rate of 2.22 shares of Common Stock for each share of Preferred Stock. The conversion rate is subject to adjustment in certain cases, as provided in the Certificate of Designation of the Series D Preferred Stock, including the issuance of Common Stock as a stock dividend; the combination, subdivision or reclassification of the Common Stock; the issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase Common Stock at less than the current market price (as determined in accordance with the provisions of the Certificate of Designation of the Series D Preferred Stock) of the Common Stock; or the distribution to all holders of Common Stock of shares of capital stock (other than Common Stock), evidence of indebtedness or assets or rights or warrants (other than those mentioned above). No adjustment in the conversion rate is required unless it would amount to at least 1/100th of a share; however, any such adjustment not made as a result of such restriction is carried forward and taken into account in any subsequent adjustment.

         Exchangeability. The Series D Preferred Stock is exchangeable at the option of the Company in whole, but not in part, on any dividend payment date for 8% Convertible Subordinated Debentures due 2007 that would be issued by the Company.

         Optional Redemption. The Series D Preferred Stock may be redeemed at the option of the Company, in whole or in part, for $50.40 per share as of February 1, 1996, declining on and after February 1, 1997 to $50 per share, in each case plus accrued and unpaid dividends.

         Voting Rights. The Series D Preferred Stock does not carry any voting rights other than (i) the right to elect two additional directors to the Board of Directors of the Company in the event that dividends on the Series D Preferred Stock are in arrears in an amount equal to at least six quarterly dividends and (ii) as the General Corporation Law of the State of Delaware (the "GCL") may provide.

         Liquidation Rights. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of the Series D Preferred Stock are entitled to receive a preferred liquidation payment of $50 per share plus an amount equal to the dividends accrued and unpaid to the distribution date, before any distributions are made to holders of Junior Securities (as defined in the Certificate of Designation).

         SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

         The Series B Preferred Stock is issuable pursuant to purchase rights attributable to each outstanding share of Common Stock. Under certain conditions, each right may be exercised to purchase a unit consisting of one 1/100th of a share of Series B Preferred Stock for $60. The rights are not exercisable or transferable apart from the Common Stock until the occurrence of one of the following: (i) ten days after the date ("Stock Acquisition Date") of a public announcement by a person or a group of beneficial ownership of 10% or more of the Common Stock (an "Acquiring Person"), (ii) ten business days after a public announcement by a person or group of a tender or exchange offer which would result in such person or group beneficially owning 20% or more of the Common Stock, or (iii) ten days after the occurrence of a Gaming Law Event. A Gaming Law Event is: (i) a final court or administrative order finding that a person or group having beneficial ownership of 5% or more of the Common Stock (a "5% Stockholder") has violated any state gaming, casino or similar laws in connection with such 5% Stockholder's interest in the Company, (ii) the failure of a 5% Stockholder to eliminate or reduce to an acceptable level its beneficial ownership of the Common Stock within 20 days after a final court or administrative order finding that such 5% Stockholder is unsuitable or unqualified to hold its interest in the Company under any state gaming, casino or similar laws or regulations, and (iii) the acquisition by a person or group of a percentage of the Common Stock at a time when the Company or any of its subsidiaries has one or more licenses from any governmental authority administering any gaming, casino or similar laws or regulations, which percentage exceeds the percentage ownership that any such governmental authority shall have determined that such person or group may acquire without such acquisition constituting, or being presumed to constitute, control of the Company, unless such governmental authority by final order shall have granted its prior approval to such person or group to acquire control of the Company. Upon the occurrence of a Gaming Law Event, each right, other than those held by the Acquiring Person or 5% Stockholder causing such occurrence, will entitle the holder to purchase shares of the Common Stock or, in certain cases, other assets or securities of the Company, having a value at the time of the transaction equal to two times the exercise price. In the event that the Company is acquired in a merger or other business combination transaction (other than a merger with an Acquiring Person in which the Company is the surviving corporation and the Common Stock is not changed or exchanged) or 50% or more of the Company's assets or earning power is sold or transferred, each holder of a right shall have the right to receive, upon exercise, common stock of the acquiring company having a calculated value equal to twice the purchase price of the right. The rights, which do not have voting privileges, are subject to adjustment to prevent dilution, expire on December 4, 1996 and may be redeemed by the Company at a price of five cents per right at any time until 10 days (subject to extension by the Board of Directors of the Company) following the Stock Acquisition Date. See "Common Stock -- Limitation on Changes in Control."

COMMON STOCK

         Dividends and Voting Rights. Subject to the dividend preferences of any outstanding shares of Preferred Stock, all shares of Common Stock are entitled to participate in such dividends as may be declared by the Board of Directors of the Company out of assets available for the payment thereof. The holders of the Common Stock are entitled to one vote for each share held on all matters submitted to stockholders.

         Provisions of the Restated Certificate and Bylaws. The Restated Certificate provides for a classified Board of Directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders' meeting electing directors following the most recent election of such class. A director may only be removed with the consent or vote of the holders of eighty percent (80%) of all classes of stock entitled to vote at an election of directors.

         Under the Restated Certificate, the vote of holders of 80% of the voting stock of the Company is required for approval of, with certain exceptions, a merger or consolidation of the Company with or into another corporation, a sale or lease of all or substantially all of the assets of the Company to another corporation, person or entity and, under certain conditions, a sale or lease to the Company or any subsidiary of the Company of assets in exchange for voting securities of the Company, in each case where the other party to the transaction is a beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of any class or series of voting stock of the Company. Any amendments to the Restated Certificate which would amend the foregoing requirements require the same affirmative vote.

         Section 203 of the Delaware General Corporation Law. The Company is a Delaware corporation subject to Section 203 of the GCL. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date, either the business combination or such transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within three years, did own) 15% or more of the corporation's outstanding voting stock.

         Limitation on Changes in Control. Certain of the above provisions of the Restated Certificate, the provisions of Section 203 of the GCL and the Series B Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management or deterring potential acquirors from making an offer to stockholders of the Company. This could be the case notwithstanding that a majority of the stockholders might benefit from such a change in control or offer. In addition, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.

         Redemption or Forced Sale for Regulatory Reasons. If the New Jersey Commission or Nevada Commission finds that a holder or beneficial owner of shares of Common Stock must be found licensed or suitable to hold or own shares of Common Stock under the New Jersey Act or Nevada Act, and if such holder or such beneficial owner is not found qualified, licensed or suitable within any time period specified by the New Jersey Commission or Nevada Commission or the New Jersey Act or Nevada Act, the Company has the right, at its option, (i) to require such holder or beneficial owner to dispose of all or a portion of such holder's or beneficial owner's shares of Common Stock within 120 days after receipt of notice by such holder or beneficial owner of its disqualification under the New Jersey Act or Nevada Act (the "Notice Date") (or such different period as may be prescribed by the New Jersey Commission or Nevada Commission), or (ii) to redeem shares of Common Stock held by such holder, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken pursuant to Section 151(b) of the Delaware General Corporation Law or any other applicable provision of law, to the extent necessary to prevent the loss or secure the reinstatement of any government-issued license or franchise held by the Company or any subsidiary to conduct any portion of the business of the Company or any subsidiary, which license or franchise is conditioned upon some or all of the holders of the Company's securities possessing prescribed qualifications. Such unsuitable or disqualified holder is required to indemnify the Company for any and all direct or indirect costs, including attorneys' fees, incurred by the Company as a result of such holder's continuing ownership or failure to divest promptly.

         The redemption price of shares of Common Stock to be redeemed would be equal to the lesser of (i) the holder's original purchase price for the security or (ii) the lowest closing sale price of such security between the Notice Date and the date 120 days after Notice Date.

         Commencing on the date the Nevada Commission or the New Jersey Commission serves notice upon the Company of the determination of unsuitability or disqualification, it is unlawful under the Nevada Act and the New Jersey Act for the unsuitable or disqualified holder (i) to receive any dividends upon such shares; (ii) to exercise, directly or through any trustee or nominee, any right conferred by such shares; or (iii) to receive any remuneration in any form from the Company for services rendered or otherwise.

                             DESCRIPTION OF WARRANTS

         The Warrants may be issued independently of or together with any other Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate Warrant Agreement (each, a "Warrant Agreement") to be entered into between the Company and a Warrant Agent (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of the Warrants.

         The applicable Prospectus Supplement will describe the terms of any Warrants, including the following: (i) the title; (ii) the offering price, if any; (iii) the aggregate number; (iv) the designation and terms of the Common Stock purchasable upon exercise of such Warrants; (v) if applicable, the designation and terms of the Securities with which such Warrants are issued and the number of such Warrants issued with each such Security; (vi) if applicable, the date from and after which such Warrants and any Securities issued therewith will be separately transferable; (vii) the number of shares of Common Stock purchasable upon exercise of a Warrant and the exercise price at which such shares may be purchased; (viii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (ix) if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable; (xi) if applicable, a discussion of certain United States federal income tax considerations; (xii) the antidilution provisions, if any; (xiii) the applicable redemption or call provisions, if any; and (xiv) any additional terms, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

         The Warrants are subject to redemption or forced sale for regulatory reasons upon the same terms and grounds as the Common Stock, as described above in "Common Stock -- Redemption or Forced Sale for Regulatory Reasons."

                              PLAN OF DISTRIBUTION

         The Company may offer the Securities directly to purchasers, to or through underwriters, through dealers or agents or through a combination of any such methods. Any such underwriter(s), dealer(s) or agent(s) involved in the offer and sale of the Securities in respect of which this Prospectus is delivered will be named in the Prospectus Supplement. The Prospectus Supplement with respect to such Securities also will set forth the terms of the offering of such Securities, including the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

         If underwriters are used in an offering of Securities, the Company will execute an underwriting agreement with such underwriters, and the name of each managing underwriter, if any, and any other underwriters and the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement relating to such offering, and the Securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         If a dealer is used in an offering of Securities, the Company will sell such Securities to the dealer, as principal. The dealer then may resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

         If an agent is used in an offering of Securities, the agent will be named, and the terms of the agency will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in such Prospectus Supplement, an agent will act on a best efforts basis for the period of its appointment.

         Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Securities described therein and, under agreements which may be entered into with the Company, may be entitled to indemnification by the Company against certain civil liabilities under the Securities Act. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

         Offers to purchase Securities may be solicited, and sales thereof may be made, by the Company directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof. The terms of any such offer will be set forth in the Prospectus Supplement relating thereto.

         If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other agents of the Company to solicit offers by certain institutional investors to purchase Securities from the Company pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such purchasers must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (1) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject and (2) if the Securities also are being sold to underwriters, the Company shall have sold to such underwriters the Securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

         The anticipated date of delivery of Securities will be set forth in the Prospectus Supplement relating to each applicable offering.

                                 LEGAL OPINIONS

         The legality of the Securities will be passed upon for the Company by Katten Muchin & Zavis, Chicago, Illinois.

                                     EXPERTS

         The consolidated financial statements of the Company appearing in the Annual Report have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following expenses will be paid by the Company:

         Securities and Exchange Commission Registration Fee............................    $258,621
         Accounting Fees and Expense....................................................           *
         Legal Fees and Expenses........................................................           *
         Trustees' Fees and Expenses....................................................           *
         Blue Sky Fees and Expenses.....................................................           *
         Printing and Engraving Expenses................................................           *
         Miscellaneous Expenses.........................................................           *
                                                                                            ---------
                 Total..................................................................    $      *
                                                                                            =========

All expenses other than the Securities and Exchange Commission registration fee are estimated.

- ------------------
*    To be completed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the GCL empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred.

         The Company's Restated Certificate provides, in accordance with the GCL, for the indemnification of directors and officers of the Company, and persons who serve or served at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses, liabilities and losses (including attorneys' fees, judgment, fines, ERISA (as defined) excise taxes or penalties in amounts paid or to be paid in settlement) reasonably incurred with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Company. In the event a claim for indemnification by any person has not been paid in full by the Company after written request has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. The right to indemnification conferred in the Restated Certificate is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the GCL.

         The Restated Certificate provides, in accordance with the GCL, that no director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability, shall be limited to the fullest extent permitted by the amended GCL.

         The Company has purchased directors' and officers' liability insurance in the amount of $35,000,000, covering certain liabilities incurred by its officers and directors and those of its subsidiaries and affiliates in connection with the performance of their duties.

ITEM 16.  EXHIBITS.

          1.1*    Form of Underwriting Agreement (Debt Securities).
          1.2*    Form of Underwriting Agreement (Preferred Stock).
          1.3*    Form of Underwriting Agreement (Common Stock).
          1.4*    Form of Underwriting Agreement (Warrants).
          3.1     Restated Certificate of Incorporation of the Company, as
                  amended (filed as an exhibit to the Company's Registration
                  Statement on Form S-8 dated December 13, 1994, registration
                  no. 33-56831).
          3.2     By-laws of the Company, as amended (filed as an exhibit to the
                  Company's Annual Report on Form 10-K, file no. 1-7244, for the fiscal year ended December 31, 1995).
          4.1     Form of Indenture between the Company and First Bank National
                  Association, as Trustee, governing the Senior Debt Securities.
          4.2     Form of Indenture between the Company and First Bank National
                  Association, as Trustee, governing the Subordinated Debt
                  Securities.
          4.3*    Form of Senior Debt Securities.
          4.4*    Form of Subordinated Debt Securities.
          4.5*    Form of Certificate of Designation, Preferences and Rights for
                  Preferred Stock.
          4.6     Form of Deposit Agreement.
          4.7*    Form of Warrant Agreement, including form of Warrant
                  Certificates.
          5       Opinion of Katten Muchin & Zavis as to the legality of the
                  Securities being registered.
         12       Statement of Computation of Ratio of Earnings to Fixed Charges
                  and Ratio of Earnings to Combined Fixed Charges and Preferred
                  Stock Dividends.
         23.1     Consent of Independent Auditors.
         23.2     Consent of Katten Muchin & Zavis (contained in its opinion filed as Exhibit 5 hereto).
         24       Powers of Attorney (included on the signature page hereto).
         25.1     Form T-1 Statement of Eligibility under the Trust Indenture
                  Act of 1939 of First Bank National Association, trustee for the Senior Debt Securities.
         25.2     Form T-1 Statement of Eligibility under the Trust Indenture
                  Act of 1939 of First Bank National Association, trustee for the Subordinated Debt Securities.

- ------------------
* To be filed as an exhibit to Form 8-K in reference to the specific offering of Securities, if any, to which it relates.

ITEM 17.  UNDERTAKINGS.

         A. The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                         (iii) To include any material information with respect
                  to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on the 21st day of May, 1996.

                              BALLY ENTERTAINMENT CORPORATION


                              By:   /s/ Lee S. Hillman
                                  ----------------------------------------------
                                       Lee S. Hillman, Executive Vice President,
                                       Chief Financial Officer and Treasurer


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Lee S. Hillman, James S. Montana, Jr. and Carol Stone DePaul and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, thereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                              TITLE                                       DATE
- -----------------------------------------     ------------------------------------------------------     ----------------------

                                               Chairman of the Board, President and Chief
         /s/ Arthur M. Goldberg                Executive Officer (Principal Executive Officer)                May 21, 1996
- -----------------------------------------
           Arthur M. Goldberg
                                               Executive Vice President, Chief Financial Officer
           /s/ Lee S. Hillman                  and Treasurer (Principal Financial Officer)                    May 21, 1996
- -----------------------------------------
             Lee S. Hillman
                                               Vice President and Corporate Controller
           /s/ John W. Dwyer                   (Principal Accounting Officer)                                 May 21, 1996
- -----------------------------------------
             John W. Dwyer

         /s/ George N. Aronoff                 Director                                                       May 21, 1996
- -----------------------------------------
           George N. Aronoff

          /s/ Barrie K. Brunet                 Director                                                       May 21, 1996
- -----------------------------------------
            Barrie K. Brunet

         /s/ Edwin M. Halkyard                 Director                                                       May 21, 1996
- -----------------------------------------
           Edwin M. Halkyard

        /s/ J. Kenneth Looloian                Director                                                       May 21, 1996
- -----------------------------------------
          J. Kenneth Looloian

          /s/ Rocco J. Marano                  Director                                                       May 21, 1996
- -----------------------------------------
            Rocco J. Marano

        /s/ Patrick L. O'Malley                Director                                                       May 21, 1996
- -----------------------------------------
          Patrick L. O'Malley

         /s/ James M. Rochford                 Director                                                       May 21, 1996
- -----------------------------------------
           James M. Rochford

                                EXHIBIT INDEX



Exhibit
Number            Description of Exhibits
- ------            -----------------------
1.1*    Form of Underwriting Agreement (Debt Securities).
1.2*    Form of Underwriting Agreement (Preferred Stock).
1.3*    Form of Underwriting Agreement (Common Stock).
1.4*    Form of Underwriting Agreement (Warrants).
3.1     Restated Certificate of Incorporation of the Company, as amended
        (filed as an exhibit to the Company's Registration Statement on
        Form S-8 dated December 13, 1994, registration no. 33-56831).
3.2     By-laws of the Company, as amended (filed as an exhibit to the
        Company's Annual Report on Form 10-K, file no. 1-7244, for the fiscal year ended December 31, 1995).
4.1     Form of Indenture between the Company and First Bank National
        Association, as Trustee, governing the Senior Debt Securities.
4.2     Form of Indenture between the Company and First Bank National
        Association, as Trustee, governing the Subordinated Debt Securities.
4.3*    Form of Senior Debt Securities.
4.4*    Form of Subordinated Debt Securities.
4.5*    Form of Certificate of Designation, Preferences and Rights for
        Preferred Stock.
4.6     Form of Deposit Agreement.
4.7*    Form of Warrant Agreement, including form of Warrant Certificates.
5       Opinion of Katten Muchin & Zavis as to the legality of the Securities being registered.
12      Statement of Computation of Ratio of Earnings to Fixed Charges and
        Ratio of Earnings to Combined Fixed Charges and Preferred Stock
        Dividends.
23.1    Consent of Independent Auditors.
23.2    Consent of Katten Muchin & Zavis (contained in its opinion filed as
        Exhibit 5 hereto).
24      Powers of Attorney (included on the signature page hereto).
25.1    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of First Bank National Association, trustee for the Senior Debt
        Securities.
25.2    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of First Bank National Association, trustee for the Subordinated Debt
        Securities.

- ------------------

*To be filed as an exhibit to Form 8-K in reference to the specific offering of Securities, if any, to which it relates.
